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                                                                    Exhibit 11.1

       Computation of Primary and Fully Diluted Earnings Per Common Share

EARNINGS

                                                         3/31/94            3/31/95            3/31/96
                                                         -------            -------            -------
Net Income (Loss)                                    $   652,132          $  294,708        $(1,254,418)

Series A Preferred Stock Dividends                      (203,365)           (188,571)          (185,199)
Series B Preferred Stock Dividends                      (476,800)           (465,540)          (464,655)
                                                     ------------         -----------       ------------

Pro Forma Loss Applicable to Common Stock            $   (28,033)         $ (359,403)       $(1,904,272)
                                                     ===========          ==========        ===========




SHARES

Weighted Average Common Shares for the
  period ended                                         6,195,091           7,210,268          8,033,640

Additional Shares Assuming Conversion of:
  Employee Options Exercised                                   0                   0                  0
                                                     ------------         -----------       ------------

Pro Forma Shares for Primary Earnings
  Per Common Share                                     6,195,091           7,210,268          8,033,640
                                                     ------------         -----------       ------------

Additional Shares Assuming Conversion of:
  Preferred Stock                                              0                   0                  0
                                                     ------------         -----------       ------------

Pro Forma Shares for Fully Diluted Earnings
  Per Common Share                                     6,195,091           7,210,268          8,033,640
                                                     ============         ===========       ============





Primary Earnings Per Common Share                    $       .00         $(      .05)       $(      .24)
Fully Diluted Earnings Per Share                    *$       .00        *$(      .05)      *$(      .24)



* Common Stock Equivalents Have an Anti-Dilutive Effect on Earnings Per Share and are Excluded From This Exhibit.